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                                                                     Exhibit 77D

COLUMBIA FUNDS SERIES TRUST - SEMI-ANNUAL N-SAR REPORT FOR THE PERIOD ENDING 9/30/12

Corporate Bond Portfolio
Mortgage- and Asset-Backed Portfolio

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ITEM 77D/77Q1(B) - POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

On May 4, 2012, Form Type 497, ACCESSION NO. 0001193125-12-210858, a supplement to the registration statement of Columbia Funds Series Trust on behalf of Corporate Bond Portfolio was filed with the SEC. It is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR. The supplement made material changes to the disclosure in the Principal Investment Strategies section of the Fund's prospectus by deleting the fourth and fifth paragraphs in the Principal Investment Strategies section of the prospectus in their entirety and replacing them with the following:

     The Adviser evaluates a number of factors in identifying investment opportunities and constructing the Fund's portfolio. The selection of individual debt obligations is the primary decision in building the portfolio.

     The Adviser evaluates a security based on its potential to generate income and/or capital appreciation. The Adviser considers, among other factors, the creditworthiness of the issuer of the security and the various features of the security, such as its interest rate, yield, maturity, any call features and value relative to other securities.

     The Adviser also considers local, national and global economic conditions, market conditions, interest rate movements and other relevant factors in allocating the Fund's assets among issuers, securities, industry sectors and maturities.